Exhibit 99.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement") is dated this 19th day of June, 2013, by and between Key Technology, Inc. (hereinafter "Key" or "Company") and James R. Brausen (hereinafter "Brausen") (each a "Party" and collectively, the "Parties"). As used in this Agreement, the terms "Key" and/or "Company" includes the above-named employer, its subsidiaries, affiliates, successors, assigns, beneficiaries, insurers, representatives, agents and all of Key's past and present directors, officers, employees, principals and members (collectively, "Related Parties").
WHEREAS, Brausen was employed by Key until the close of business on June 19, 2013, at which time Brausen's employment with Key terminated; and
WHEREAS, Brausen's eligibility to receive the separation benefits provided in this Agreement is conditioned upon the mutual covenants contained in this Agreement and upon Brausen releasing Key from any and all employment-related claims; and
NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:
1.Resignation. Effective at the close of business on June 19, 2013, in lieu of involuntary termination, Brausen hereby resigns from all positions he may hold as an officer, director, employee or other representative of Key or any Related Party.

2.Accrued Salary and Separation Benefits. Key shall pay Brausen his regular base salary through June 21, 2013, and shall pay all earned but unpaid wages, including earned and unused vacation benefits, by issuing a check to Brausen before 5 p.m. on Friday, June 21, 2013. Brausen may direct whether such check should be mailed to his residence or made available for him to pick up at Company. Key in addition agrees, upon the terms, and subject to the conditions of this Agreement, to provide to Brausen the separation benefits, which the Parties acknowledge and agree are above and beyond any payment required by law or mandated by any Key policy, as identified on Exhibit 1.

3.Employment as Independent Consultant. Company may have a future need to retain Brausen as an independent business consultant to provide transitional services on an as-needed basis, if requested by the Company's Chief Financial Officer, and Brausen agrees to be generally available to provide such services on an as-needed and if-requested basis to the extent it is convenient for Brausen. Company shall pay Brausen $100.00 per hour for such services provided. The payments for consulting services shall not be subject to tax withholdings and Company shall issue an IRS form 1099 for such payments. Company shall also reimburse Brausen, in accordance with the Company's policy, for reasonable out-of-pocket travel expenses that he incurs if the Company requests that he travel in connection with his consulting services for the Company or in connection with any proceeding involving Key in which Brausen may be required to appear as a witness.

4.Release of All Claims. Brausen hereby releases and forever discharges Company and all Related Parties, and their respective insurers, successors and assigns, from any and all rights of action, claims, demands, wage claims, contract claims, statutory claims, debts, attorney fees, costs, and other expenses, known and unknown, which Brausen ever had, now has, or hereafter may have, arising out of Brausen's employment relationship with Company or his departure from the Company. Brausen agrees that he is not entitled to any further payment under any bonus practice or plan maintained by Key or any future payment under any 401k or retirement plan maintained by Key except that Brausen's currently vested benefits under the Company's 401k plan are not affected by this Agreement. Included in the foregoing, but not in limitation thereof, Brausen specifically releases Company from any and all claims arising under federal, state or local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, handicap, or veteran status, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Washington Law Against Discrimination, or claims arising out of any legal restrictions on an employer's right to terminate an employee.

Notwithstanding the above, nothing in this Agreement is intended to release or waive Brausen's rights (i) under COBRA, (ii) to unemployment insurance benefits (it being understood that Company shall not contest Brausen's application for unemployment insurance benefits), (iii) to any accrued and vested pension or other benefits under any employee plan in which Brausen was a participant prior to his departure from the Company, (iv) to commence an action or proceeding to enforce the terms of this Agreement, or (v) any right to future indemnification with respect to his prior service as an officer or director of the Company pursuant to applicable statutes, indemnity agreements, Articles of Incorporation or Bylaws of the Company.

5.No Entitlement to Separation Benefits. Brausen hereby acknowledges that all wages due and owing to Brausen, of every kind and nature whatsoever, including, but not limited to, accrued vacation, commissions and bonuses, have been, or will be upon Company compliance with Section 2 above, paid in full, and that the separation benefits provided for in this Agreement are above and beyond any payment required by law or Key's applicable policies and is sufficient consideration for Brausen to sign and to honor all of the terms of this Agreement.
6.Knowing Release. Brausen understands that this is a total and complete release by him of all claims that he has or may have against Key, both known or unknown (unless such claims cannot be waived by law), related to Brausen's employment with Key and Brausen's departure from the Company, even though there may be facts which are unknown to the Brausen and Key at this time. Brausen waives and relinquishes all rights or benefits that he has or may have under any statute, regulation, common law or constitutional provision in any jurisdiction which purports to limit the scope or effectiveness of this general release (unless such rights or benefits cannot be waived by law).
7.Release of ADEA Claims. This Agreement includes a release of all claims under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of the ADEA, Brausen acknowledges that he has been advised: (a) that this Agreement includes, but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this Agreement; (b) that he has the right to consult with an attorney or other advisor of Brausen's choosing concerning his rights and obligations under this

Agreement; (c) that he has the right to fully consider this Agreement before executing it and that Brausen will be afforded ample time and opportunity, up to twenty-one (21) days to do so; and (d) that this release of claims under the ADEA shall become effective and enforceable the eighth day after Brausen signs and delivers this Agreement to Company (the "Effective Date"), provided he does not revoke his acceptance of this Agreement by delivering written notification of revocation to Key's President and Chief Executive Officer, John J. Ehren, within seven days of delivery of a signed original counterpart of this Agreement to Company.
8.Complete Defense; Covenant Not to Sue. Unless the Company breaches this Agreement, Brausen acknowledges that he understands and agrees that this Agreement may be pled by Key as a complete defense to any claims, demands, actions, suits, damages or otherwise that were waived by Brausen within the scope of this Agreement, which hereafter may be asserted by Brausen or by any other person or agency on Brausen's behalf. Unless the Company breaches this Agreement, Brausen agrees that neither he nor any successor in interest to any rights hereunder nor any other person acting on his behalf will bring, commence, institute, maintain or prosecute any action at law or in equity, or otherwise prosecute or sue any of the parties released by this Agreement, either affirmatively or by way of cross-complaint, defense or counterclaim, or in any other manner with respect to the claims released herein.
9.Confidentiality. Brausen may disclose the terms of this Agreement to his immediate family, attorneys, accountants, licensed tax advisors, and necessary government authorities, subject to their agreement to keep such terms, and the existence of this Agreement, confidential. As to any other person or entity, Brausen agrees to keep the terms of this Agreement and its existence confidential, and he will not disclose any details of the Agreement, including that he received separation benefits, unless compelled by law, regulation, statute or any government agency or organization. Brausen shall also keep confidential all matters with respect to Key not currently in the public domain, including all information previously made available to Brausen as an officer of Key. The Company will keep the terms and existence of this Agreement confidential except for required legal and/or regulatory disclosures and disclosures to its attorneys, accountants, licensed tax advisors and government authority, subject to their agreement to keep such terms, and the existence of this Agreement, confidential.

10.References and Non-Disparagement. The Company will on the Effective Date provide Brausen a letter of reference. Each Party to this Agreement agrees not to make any public or private statements of any kind, either orally or in writing, to any person or entity which statements are derogatory or disparaging of the personal, professional or business character or reputation of the other Party (or, in the case of Company, any Related Parties), and in the case of Company or any Related Party, their products or services.
11.Dispute Resolution and Prevailing Party Fees. In the event of any dispute arising out of or relating to the execution and operation of this Agreement, the Parties agree first to engage in prompt and serious good faith discussions to resolve the dispute. If such discussions fail to resolve the dispute within 30 days, the Parties shall try to resolve the dispute through mediation using the services of JAMS or such other mediation service provider as mutually agreed to by the Parties. If such mediation fails to resolve the dispute, any such dispute shall be submitted to confidential arbitration pursuant to the rules of the Arbitration Service of Portland, Inc. or such other arbitration service and rules as mutually agreed to by the Parties. The Arbitrator has the authority to order injunctive relief and all other general or equitable relief as appropriate. The decision of the Arbitrator shall be final and binding on all Parties. The costs of arbitration shall be borne equally by the Parties. Any dispute regarding an alleged breach of the confidentiality and/or non-disparagement provisions of this Agreement shall be submitted to arbitration as set out in this paragraph. Both Parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution, and that the Arbitrator shall have authority to award attorney fees and costs to the prevailing party in the event that the Arbitrator determines that any party or other person claiming through or on behalf of any party has breached any obligation under this Agreement.
12.    Severability and Survivability. If any provision of this Agreement is found to be invalid or unenforceable under applicable statutes or rules of law, such provision shall, to that extent only, be deleted and all other provisions shall remain in full force and effect.
13.    Entire Agreement. This Agreement reflects the Parties' entire agreement and supersedes all prior or contemporaneous oral or written understandings, statements, representations, or promises. Brausen hereby expressly represents that there are no other understandings, representations, or agreements between them concerning the subject matter of this Agreement and that the terms of this Agreement are contractual and not merely recitals. This Agreement is and shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, affiliates, predecessors, successors and assigns.

THIS IS A RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS.

JAMES R. BRAUSEN ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, FULLY UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING THIS AGREEMENT WITHOUT RESERVATION AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES.

KEY TECHNOLOGY, INC.

By /s/ John J. Ehren	/s/ James R. Brausen
John J. Ehren, President and CEO	James R. Brausen

Date July 12, 2013	Date July 12, 2013